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                                                                   EXHIBIT 99(A)


For Immediate Release   Press and Investor Contact: Marijo Ahlgrimm 703/934-3995


KAISER GROUP HOLDINGS ANNOUNCES PLANS FOR INITIAL DISTRIBUTION UNDER KAISER GROUP INTERNATIONAL PLAN OF REORGANIZATION


FAIRFAX, VA, April 17, 2001 -- Kaiser Group Holdings, Inc. (OTCBB: KSRGQ), the successor issuer to its subsidiary, Kaiser Group International, Inc., today announced plans for the initial distribution under the Kaiser Group International Second Amended Plan of Reorganization. As more fully described below, Kaiser Group Holdings will be distributing under the Plan cash and shares of its preferred and common stock. Trading symbols for those securities on the over-the-counter bulletin board will be announced when assigned by the NASD.
The Company expects former Kaiser Group International, Inc.'s common stock to continue to trade for a transition period on the over-the-counter bulletin board under the symbol "KSRGQ."

Kaiser Group Holdings, Inc. was formed in December 2000 in connection with the effectiveness, on December 18, 2000, of the Kaiser Group International, Inc. Second Amended Plan of Reorganization under Chapter 11 of the United States Bankruptcy Code. The Plan is described in detail in the Current Report on Form 8-K filed with the Securities and Exchange Commission by Kaiser Group International on December 14, 2000 and, in less detail, in the Annual Report on Form 10-K filed with the SEC by Kaiser Group Holdings on April 2, 2001.

In very general terms, the Plan contemplates different types of distributions to be made to three basic classes of creditors.

Holders of so-called "Class 3" claims in the Kaiser Group International bankruptcy--generally trade and similar creditors with claims of $20,000 or less--will receive cash for their claims. Such payments, aggregating approximately $0.9 million, will be mailed to holders of such claims on or about April 17.

"Class 4", the largest class of claims in the Kaiser Group International bankruptcy, is made up of creditor claims other than Class 3 claims and equity claims. Class 4 claims include holders of the former Kaiser Group International senior subordinated notes due 2003. Holders of Class 4 claims are to receive a combination of cash and Kaiser Group Holdings preferred and common stock in respect of their claims. Such holders will receive one share of preferred stock and one share of common stock for each $100 of claims. However, the number of shares of preferred stock to be issued will be reduced by one share for each $55.00 of cash received by the holder of a Class 4 claim. Thus, the more cash that is available for distribution, the less preferred stock actually will be issued.

The process of resolving in excess of $500 million of claims initially filed in the Kaiser Group International bankruptcy process is ongoing. At the present time, there are approximately $136.8 million of Class 4 claims that have been allowed in the bankruptcy process. However, the current total amount of unresolved claims is approximately $130.3 million.

The Company continues to believe that the amount of Class 4 Claims ultimately allowed in the Kaiser Group International bankruptcy will be approximately $150 million. However, the Plan provides that cash reserves must be retained by Kaiser Group International with respect to unresolved claims. Because of delays in, and substantial uncertainties as to the resolution of unresolved claims, Kaiser Group

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International is required by the terms of the Plan to hold a substantial cash reserve against these unresolved claims. This factor and others, including the fact that Kaiser Group International has not yet received a substantial cash payment that the Company claims it is due from the owner of the Nova Hut steel mini-mill in the Czech Republic, limit the amount of cash available for distribution at this time to the holders of allowed Class 4 claims. The Company has determined that an aggregate of approximately $12.8 million of cash, or approximately $0.09347 per $1.00 of allowed Class 4 claims, will be distributed in the initial distribution to holders of allowed Class 4 claims. Thus, more shares of Kaiser Group Holdings preferred stock will be issued than would have been the case had the claims resolution process advanced more quickly and had more cash been available from the Nova Hut project and other sources.

Kaiser Group Holdings expects to make substantial progress in the resolution of currently unresolved claims over the balance of this calendar year. The Board of Directors plans to consider, not less often than quarterly, the amount of cash that can be released from reserves as a result of claims resolution and made available to redeem preferred stock at the redemption price of $55.00 per share.

The following table depicts the projected status, as of the April 17, 2001 initial distribution date, of the initial distribution under the Plan. This table updates the similar table included in the recently-filed Annual Report on Form 10-K with respect to the initial distribution. For a projection of the effects of all distributions in the bankruptcy process, see the table included in Part I, Item 1 of the Annual Report on Form 10-K.

                                                                                                       Distribution Element
                                                                                               -----------------------------------

                                                                                                Liquidation    # of        # of
                                                                                                -----------    ----        ----
                                                                                               Preference of  shares of  shares of
                                                                                               -------------  ---------  ---------
                                                                                                    New         New        New
                                                                                                    ---         ---        ---
Actual Amounts as of the                 Claim          Distribution         % of                 Preferred   Preferred   Common
                                         -----                               ----                 ---------   ---------   ------
Initial Distribution Date:               Amount            Amount            Total      Cash        Stock       Stock      Stock
                                         ------            ------            -----      ----        -----       -----      -----
($'s in thousands)                                     %        $Value
                                                       -        ------
Amount of Allowed Class 3 Claims        $    912      100%     $    912        1%  $     912          --         --          --

Amount of Allowed Class 4 Claims
                                        $136,863       55%     $ 75,275       51%  $  12,793      $ 62,482   1,136,023   1,368,632
Remaining Amount of
Unresolved Claims                        130,329       55%       71,681       48%     12,183/NI/    59,498      /NI/        /NI/

Holders of Old Common Stock                 --                     --                  --             --          -        241,563
                                       ---------               --------            -----------    --------               ---------

Totals                                  $268,104               $147,868      100%  $  25,888      $121,980               1,610,195
                                       =========               ========            ===========    ========               =========

/NI/ Not Issued. The Company is required to retain cash, new preferred stock and new common stock for all unresolved claims at the claimed amount until such claims are resolved. Shares of new preferred stock and new common stock will not be issued until claims are resolved and deemed Allowed. Upon the resolution of all remaining outstanding claims, available retained cash balances will be used to redeem shares of outstanding new preferred stock.

The third class of claims recognized in the Kaiser Group International bankruptcy are equity claims, consisting of holders of former Kaiser Group International common stock and other "Equity Interests" as defined in the Plan. Apart from holders of former Kaiser Group International common stock, the only holders of Equity Interests of which the Company is aware are the former shareholders of ICT Spectrum Constructors, Inc., a corporation acquired by merger with a subsidiary of Kaiser Group International in 1998. The Bankruptcy Court recently confirmed the equity nature of those claims, which will be treated as such in the initial distribution.

Under the Plan, holders of Equity Interests will receive a number of shares of common stock of Kaiser Group Holdings equal to 17.65% of the number of shares of such common stock issued to holders of Class 4 Claims. At this time, one share of Kaiser Group Holdings common stock will be issued for each 96 shares of previously outstanding Kaiser Group International common stock. Under the Plan, neither fractional shares of Kaiser Group Holdings common stock, nor cash in lieu of fractional shares, will be issued in connection with the initial distribution. Additional distributions of Kaiser Group Holdings

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common stock will be made as additional shares of common stock are issued to holders of newly allowed Class 4 claims.

Holders of former Kaiser Group International common stock and holders of allowed Class 4 claims representing former senior subordinated notes will receive by mail letters of transmittal with instructions as to how to effect the distribution of Kaiser Group Holdings preferred and common stock.

The exchange ratio of Kaiser Group Holdings common stock for former Kaiser Group International common stock (1 share for 96 shares) and the nature of the distribution of shares of common stock to holders of Class 4 claims will likely result in there being a number of holders of a relatively small number of shares of Kaiser Group Holdings common stock. The ultimate value of such stock will likely depend primarily on the future performance of Kaiser-Hill Company, LLC, and it will be at least several years until such value can be reasonably estimated. In the near term, the market value of Kaiser Group Holdings common stock will likely be low in relation to (1) the cost to the Company of maintaining the existence of holders of small numbers of shares of common stock and (2) the cost to the holder of effecting sales of a small number of shares. Therefore, the letters of transmittal to be sent to holders of former Kaiser Group International common stock and senior subordinated notes will include an offer to purchase all, but not less than all, shares of Kaiser Group Holdings common stock distributable to persons who will receive 99 or fewer shares in the initial distribution for a price equal to $4.50 per share. This price is based generally on the trading price of Kaiser Group International common stock during the past 30 days, which may not bear any relation to the true value of such shares. The Company makes no representation as to the fairness of the offer price.

In the case of holders of former Kaiser Group International common stock, the offer to purchase shares is conditioned on the holder's agreement to also sell the holder's right to future distributions of shares of Kaiser Group Holdings common stock under the Plan. The offer price for such distribution rights is $0.50 per share that would otherwise be distributed at this time. This offer price was determined arbitrarily, based primarily on the Company's current expectation that future distributions of shares of Kaiser Group Holdings common stock will be approximately 10% of the number of shares distributed at the present time. Holders who wish to sell their right to future distributions must also sell their shares of Kaiser Group Holdings common stock.

The offers referred to above are made only pursuant to, and subject to the conditions set forth in, the letters of transmittal referred to above.



Forward-Looking Statements and Certain Factors Affecting Kaiser and Its
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Businesses
----------

This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which are identified by the use of forward-looking terminology such as "may," "will," "could," "should," "expect," "believe," "anticipate," "aim," "intend," "plan," "estimate," or "continue" or the negative thereof or other variations thereof. These forward-looking statements contain information related to matters such as the Company's intent, belief, or expectation with respect to financial performance, claims resolution, cash availability, stock redemption plans, contract awards and performance, potential acquisitions and joint ventures, and cost-cutting measures. Such forward-looking statements are necessarily based on various assumptions and estimates and are inherently subject to various risks and uncertainties, including risks and uncertainties relating to the possible invalidity of the underlying assumptions and estimates. Because the accurate prediction of any future facts or conditions may be difficult and involve the assessment of events beyond the Company's control, actual results may differ materially from those expressed or implied in such forward-looking statements. These forward-looking statements also are subject to Company-specific risks and uncertainties as set forth in the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission, Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations--Risk Factors Relating to Kaiser Holdings." These Company-specific risks include dependence on the performance of Kaiser-Hill Company, LLC and the resolution of disputes relating to the steel mini-mill constructed in the Czech Republic for Nova Hut, a.s.; risks associated with

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regulation and potential liabilities and costs associated with Kaiser-Hill's contract with the U.S. Department of Energy and the DOE's Rocky Flats site; the absence of a business plan for the Company beyond Kaiser-Hill and the Nova Hut project; uncertainties about Kaiser's ability to obtain performance guaranties, such as bonds and letters of credit; uncertainties concerning the adequacy of funds to meet obligations given the Company's likely inability to access the capital markets; and uncertainties related to the implementation of the reorganization of Kaiser Group International, Inc., including estimates and assumptions as to the amount of allowed claims and the amount of cash ultimately available for distribution to creditors.

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